EXHIBIT 15.1

September 29, 1999


Securities and Exchange Commission
450 South Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 27, 1999 and August 3, 1999 on our reviews of the interim consolidated financial information of Lund International Holdings, Inc. (the "Company") for the three month periods ended March 31, 1999 and 1998, and for the three-month and six-month periods ended June 30, 1999 and 1998, and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, are incorporated by reference in this Registration Statement on Form S-8 of the Company pertaining to the Lund International Holdings, Inc. 1999 and 1998 Stock Option Incentive Plans.


Yours very truly,


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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